Filed Pursuant to Rule 424(b)(3)
File No. 333-131046
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated January 13, 2006)
$250,000,000
1.875% Convertible Senior Subordinated Notes due 2025
and Shares of Common Stock Issuable Upon Conversion of the Notes
     The following information supplements information contained in the prospectus dated January 13, 2006 and Prospectus Supplement No. 1 dated June 15, 2006 (which we refer to collectively as the “Prospectus”) relating to the resale by selling stockholders of 1.875% Convertible Senior Subordinated Notes due 2025 (the “Notes”) and shares of our common stock issued or issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
     The shares of our common stock are quoted on The New York Stock Exchange under the symbol “MVK.”
     Investing in the notes and the common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 12 of the prospectus dated January 13, 2006.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 21, 2006.

SELLING SECURITYHOLDERS
     The following table supplements the table of selling securityholders and related footnotes appearing under the heading “Selling Securityholders” of the prospectus dated January 13, 2006 by adding or supplementing the information below with respect to selling securityholders. When we refer to the “selling securityholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.
     The table below sets forth the name of each selling securityholder, the principal amount at maturity of Notes, as of September 21, 2006, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those Notes are convertible. Unless otherwise set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, or beneficially owns in excess of 1% of our outstanding common stock.
     Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the Notes or shares of common stock beneficially owned by them that have been registered by us, unless otherwise indicated, the selling securityholders will not own any Notes or shares of common stock, other than the shares of common stock appearing under the column entitled “Number of Shares of Common Stock Held Before Offering.” We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Notes or shares of common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Notes or shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below.

Aggregate
	Principal				Beneficial Ownership After Resale of Notes or Common
	Amount at		Number of	Number of	Stock
	Maturity of		Shares of	Shares of
	Notes Owned		Common	Common			Number of
	Before	Percentage	Stock Held	Stock	Principal		Shares of
	Offering that	of Notes	Before	Offered for	Amount of	Percent of	Common	Percent of
Name	May Be Sold	Outstanding	Offering	Sale	Notes	Class	Stock	Class

Castle Convertible Fund, Inc.	750,000	*	18,480	18,480	—	—	—	—

GLG Market Neutral Fund	5,000,000	2.0%	123,203	123,203	—	—	—	—

*	Denotes less than one percent (1%).